EXHIBIT 10.5
AbitibiBowater
2010 DC Supplemental Executive Retirement Plan
Effective December 9, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page
11.7 Receipt and Release	21
11.8 Governing Law and Severability	21
11.9 Currency	21
11.10 Headings	21

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AbitibiBowater
2010 DC Supplemental Executive Retirement Plan
Effective December 9, 2010
ARTICLE 1
INTRODUCTION
     1.1 Plan Introduction.
     (a) In April 2009, AbitibiBowater Inc. (the “Company”) and its U.S. and Canadian subsidiaries (the “AbitibiBowater Entities”) filed voluntary petitions seeking relief pursuant to Chapter 11 of the United States Bankruptcy Code and/or applied for protection from their creditors under Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C36, as amended (collectively, the “Creditor Protection Proceedings”). The Company and/or certain of its subsidiaries later filed proposed plans of reorganization in the Creditor Protection Proceedings (collectively, the “Reorganization Plan”). The Reorganization Plan was approved by the creditors of the AbitibiBowater Entities and the Canadian and U.S. courts. As a result, the AbitibiBowater Entities have emerged from the Creditor Protection Proceedings on December 9, 2010 (the “Emergence”).
     (b) Pursuant to the Reorganization Plan, each of the Prior Plans was terminated coincident with Emergence. On December 9, 2010, the Company adopted and established the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan (the “Plan”), as may be amended from time to time. Further and pursuant to the Reorganization Plan, the Plan reinstates certain benefits on behalf of certain eligible Canadian and U.S. employees and former employees of the Employer, and their Beneficiaries, if any, if the requirements of Section 3.1(a) are met. The reinstated benefits are substantially similar to the retirement benefits eliminated with the termination of the Prior Plans, subject to reductions and limitations as set forth in the Reorganization Plan and incorporated herein.
     1.2 Plan Purpose. The purpose of the Plan is to provide certain eligible employees of the Employer with an enhanced retirement benefit that supplements the retirement benefits provided to such eligible employees under the Canadian registered defined contribution plans and U.S. qualified defined contribution plans of the Employer as well as to reinstate a portion of the benefits of the Prior Plan to certain Participants and Beneficiaries, as provided in the Reorganization Plan and described herein. For the avoidance of doubt, no retirement benefits accrued under any plan other than the Prior Plans are reinstated under, or shall be paid pursuant to, this Plan.
     1.3 409A Compliance and ERISA. The portions of the Plan governing Participants who are subject to Section 409A of the Internal Revenue Code of 1986 and any regulations issued thereunder (the “Code”) are intended to comply with the provisions of Code Section 409A with respect to all amounts credited to and deferred under the Plan on behalf of such Participants on and after the Effective Date. The Plan shall be interpreted, administered and operated as necessary to comply with the requirements of Code Section 409A and applicable Treasury Regulations. The Company reserves the right to amend or modify the Plan in order to comply with regulations promulgated by the Department of Treasury under Code Section 409A. In addition, for purposes of coverage by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Plan is an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for highly compensated employees and a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.
ARTICLE 2
DEFINITIONS
     Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
     2.1 “Account”means a notional account established for the benefit of a Participant under Section 5.1, which may include one or more sub-accounts.
     2.2 “Base Salary”means the annual base salary paid by the Employer to an Eligible Employee for services performed during any Plan Year (for an Eligible U.S. Employee, this includes any amounts deducted from his annual base salary and contributed to the Tax Qualified Plan or any other plan maintained by the Employer permitting pre-tax contributions). Base Salary does not include income from stock option exercises, restricted stock or restricted stock units, other equity awards, the Eligible Employee’s Incentive Award or any other type of incentive award or payments, contributions to group insurance and other employee benefit plans maintained by the Employer, or any severance received as salary continuation.
     2.3 “Beneficiary”means the individual or entity designated as the Participant’s Beneficiary under the Tax Qualified Plan. If there is no Beneficiary designated under the Tax Qualified Plan, then the rules under such plan shall control for determining the Participant’s Beneficiary for purposes of the Plan.
     2.4 “Canadian Participant”means a current or former Eligible Canadian Employee who participates in the Plan in accordance with Article 3 and for whom an Account balance is maintained hereunder.
     2.5 “Code”means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces that section or subsection.
     2.6 “Company”means AbitibiBowater Inc., a Delaware corporation, or any successor corporation thereto.
     2.7 “Compensation”means the Base Salary plus Incentive Award of a Participant for a Plan Year, provided that, when determining any Excess U.S. Automatic Company Contributions and Excess U.S. Matching Contributions to be credited on behalf of a U.S. Participant, Compensation means compensation as defined under the Tax Qualified Plan, without regard to the application of the limitation under Code Section 401(a)(17).

     2.8 “Disability” or “Disabled”
     (a) with respect to a U.S. Participant, that the U.S. Participant is determined totally disabled by the Social Security Administration.
     (b) with respect to a Canadian Participant, that the Canadian Participant is entitled to benefits under a short-term or long-term disability plan of the Employer.
     2.9 “Effective Date”means December 9, 2010, the date of Emergence.
     2.10 “Eligible Canadian Employee”means an employee of the Employer on the Canadian payroll who is an eligible employee within the meaning of the Tax Qualified Plan.
     2.11 “Eligible Employee”means an Eligible Canadian Employee and an Eligible U.S. Employee.
     2.12 “Eligible U.S. Employee”means an employee of the Employer on the U.S. payroll who is (i) an eligible employee within the meaning of the Tax Qualified Plan and (ii) a member of a select group of management or highly compensated employees within the meaning of ERISA. In addition, any employee of the Employer who is on the Canadian payroll, but is otherwise subject to Code Section 409A, shall be treated as an Eligible U.S. Employee for purposes of applying the Plan provisions required by Code Section 409A, which primarily include the provisions relating to the time and form of payment.
     2.13 “Employer”means the Company and each other entity affiliated with the Company that is a participating employer under the Tax Qualified Plan.
     2.14 “Employer Contribution”means an Employer contribution equal to a specified percentage of a Participant’s Compensation, as described in Section 4.5.
     2.15 “ERISA”means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.
     2.16 “Excess Canadian Contributions”means an Employer contribution credited to a Canadian Participant’s Account under Section 4.2 that, when added to the amount contributed on the Canadian Participant’s behalf under the Tax Qualified Plan as a company contribution for a Plan Year, is equal to 10.5% of Compensation for such Plan Year.
     2.17 “Excess U.S. Automatic Company Contribution”means an Employer contribution credited to a U.S. Participant’s Account under Section 4.4 that, when added to the amount contributed on the U.S. Participant’s behalf under the Tax Qualified Plan as an automatic company contribution for a Plan Year, is equal to 6.5% of Compensation for such Plan Year.
     2.18 “Excess U.S. Contributions”means Employer contributions that are Excess U.S. Matching Contributions and/or Excess U.S. Automatic Company Contributions.
     2.19 “Excess U.S. Matching Contribution”means an Employer contribution credited to a U.S. Participant’s Account under Section 4.3 that would have been contributed to the U.S.

Participant’s account as a matching contribution under the Tax Qualified Plan pursuant to its terms, but which could not be contributed due to the application of Code limitations.
     2.20 “Incentive Award”means the incentive award paid to a Participant under the Employer’s regular incentive plans or programs adopted by the Company from time to time or the incentive award paid under the 2010 Short Term Incentive Plan while employed with an Employer, regardless of whether a Participant is eligible for and exercises any right to defer an Incentive Award under any plan or program of the Company. Incentive Award does not include any other cash incentive, non-recurring (including any restructuring awards under the Emergence Recognition Plan) or multi-year incentive award, unless authorized by the Plan Administrator.
     2.21 “Interest”means the rate at which interest is credited to the Account of a Canadian Participant under Section 5.2.
     2.22 “Participant”means a Canadian Participant or U.S. Participant.
     2.23 “Plan”means the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan, as provided herein and as may be amended from time to time.
     2.24 “Plan Administrator”means the Human Resources and Compensation/ Nominating and Governance Committee of the Board (the “HRC/NG Committee”) or its delegate.
     2.25 “Plan Year”means the calendar year.
     2.26 “Prior Plans”means each of the following nonqualified supplemental defined contribution plans or programs:
     (a) Canadian Defined Contribution Retirement Program for Executive Employees of AbitibiBowater, sponsored by AbitibiBowater Inc;
     (b) Supplemental Defined Contribution Benefit Plan (2003) for Employees of Bowater Canadian Forest Products Inc. and Bowater Mersey Paper Company Limited, sponsored by Bowater Canadian Forest Products Inc. with respect to its employees. For the avoidance of doubt, the portion of this plan as sponsored by Bowater Mersey Paper Company Limited with respect to its employees is not a Prior Plan; and
     (c) AbitibiBowater Inc. Supplemental Retirement Savings Plan, sponsored by AbitibiBowater Inc.
     2.27 “Reinstated Amounts”means, for an individual described in Section 3.1(a) who becomes a Participant, the amount of the Participant’s account balance under the Prior Plan as of the date on which the Prior Plan terminated, reduced as provided by the Reorganization Plan for individuals who are former employees of the Employers or Beneficiaries as of the Effective Date.

     2.28 “Separation from Service”means:
     (a) For a U.S. Participant, the termination of the Participant’s employment relationship (within the meaning of Code Section 409A and Department of Treasury in regulations promulgated thereunder) with the Company and all related entities of the Company and any other service relationship defined in such regulations, other than by reason of death. For purposes of the foregoing, whether an entity is related with the Company shall be determined pursuant to the controlled group rules of Code Section 414, as modified by Code Section 409A. Notwithstanding the foregoing, the Participant’s employment relationship with the Company and all related entities of the Company is treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months (or longer, if required by statute or contract). If the period of the leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period for purposes of Code Section 409A only.
     (b) For a Canadian Participant, the termination of the Participant’s employment relationship with the Company and all related entities of the Company and any other service relationship, other than by reason of death. For purposes of the Plan, the Participant’s employment relationship with the Company and all related entities of the Company is treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence, including any period of Disability.
     2.29 “Tax Qualified Plan”means as follows and as the context requires:
     (a) with respect to a Canadian Participant, the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc., effective as of January 1, 2002, as amended from time to time or the DC Retirement Plan (2003) for Non-Unionized Employees of Bowater, effective as of January 1, 2003, as amended from time to time, or any successor plan or plans;
     (b) with respect to a U.S. Participant, the AbitibiBowater Inc. Retirement Savings Plan, as amended and restated effective as of January 1, 2007, and as further amended from time to time, which plan was renamed the AbiBow US Savings Plan, effective December 9, 2010 and further amended and restated January 1, 2011.
     2.30 “U.S. Participant”means a current or former Eligible U.S. Employee who participates in the Plan in accordance with Article 3 and for whom an Account balance is maintained hereunder.
     2.31 “Year of Service”means a Participant’s year of service with the Employer within the meaning of the Tax Qualified Plan.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility for Participation.
     (a) An employee or former employee of the Employer or Beneficiary of a deceased former employee shall be eligible to participate in the Plan and have his Reinstated Amount recognized under the Plan if such individual:
     (i) had an account balance under one or more of the Prior Plans as of the date on which the Prior Plans terminated, which balance was not paid under the Prior Plan before its termination; and
     (ii) waived and forfeited any and all claims he had or may have had in the Creditor Protection Proceedings in respect of the Prior Plan or any other Terminated Retirement Plan as defined in the Reorganization Plan.
     (b) An Eligible Canadian Employee shall be eligible to participate in the Plan and have Excess Canadian Contributions credited on his behalf under Section 4.2 if the Eligible Canadian Employee is employed by the Employer in Salary Grade 29 or higher.
     (c) An Eligible U.S. Employee shall be eligible to participate in the Plan and have Excess U.S. Contributions credited on his behalf under Sections 4.3 and 4.4 if the Eligible U.S. Employee is employed by the Employer in Salary Grade 29 or higher.
     (d) An Eligible Employee shall be eligible to participate in the Plan and have Employer Contributions credited on his behalf under Section 4.5 if the Eligible Employee:
     (i) is the Chief Executive Officer of the Company, or
     (ii) is employed by the Employer in Salary Grade 43 or higher and directly reports to the Chief Executive Officer of the Company.
     3.2 Participation.
     (a) An individual described in Section 3.1(a) shall become a Participant in the Plan on the Effective Date and have his Reinstated Amount recognized pursuant to the Plan. Exhibit A identifies the Participants who are active employees of an Employer on the Effective Date, and Exhibit B identifies the former employees of an Employer and Beneficiaries who met the requirements of Section 3.1(a) as of the Effective Date.
     (b) An Eligible Canadian Employee described in Section 3.1(b) shall participate in the Plan and have Excess Canadian Contributions credited on his behalf under Section 4.2 for any Plan Year (or portion thereof) during which he meets the requirements of Section 3.1(b).
     (c) An Eligible U.S. Employee described in Section 3.1(c) shall participate in the Plan and have Excess U.S. Contributions credited on his behalf under Sections 4.3 and 4.4 for any Plan Year (or portion thereof) during which he meets the requirements of Section 3.1(c).

     (d) An Eligible Employee described in Section 3.1(d) shall participate in the Plan and have Employer Contributions credited on his behalf under Section 4.5 for any Plan Year (or portion thereof) during which he meets the requirements of Section 3.1(d).
     3.3 Cessation of Participation.
     (a) Each Participant shall cease to be eligible for Excess Canadian Contributions, Excess U.S. Contributions and/or Employer Contributions, as applicable, for any Plan Year (or portion thereof) for which the Participant fails to meet the applicable requirements of Section 3.1. Such Participant shall remain an inactive participant in the Plan until his Account has been paid in full in accordance with Article 7.
     (b) Each Participant shall cease to be an active participant in the Plan upon his Separation from Service. No Excess U.S. Contributions, Excess Canadian Contributions or Employer Contributions, as applicable, shall be made to the Plan with respect to Base Salary or Incentive Award paid to the Participant after such Separation from Service. Upon Separation from Service, each Participant shall remain an inactive participant in the Plan until his Account has been paid in full in accordance with Article 7. In addition, a U.S. Participant who incurs a Disability shall become an inactive participant in the Plan and remain an inactive participant until his Account has been paid in full in accordance with Article 7.
ARTICLE 4
CONTRIBUTIONS AND DEFERRALS
     4.1 Reinstated Amounts.
     (a) A former employee of an Employer as of the Effective Date who becomes a Participant pursuant to Section 3.2(a) shall receive payment of his Reinstated Amount as provided in Article 7. The reduction applied pursuant to the Reorganization Plan to determine the Reinstated Amount for such former employee is as follows:
     (i) For U.S. Participants, the Reinstated Amount is 65% of the U.S. Participant’s account balance under the Prior Plan as of the date the Prior Plan terminated.
     (ii) For Canadian Participants, the Reinstated Amount is 90% of the Canadian Participant’s account balance under the Prior Plan as of the date the Prior Plan terminated.
     For clarification, before applying the reduction, the Reinstated Amount shall include interest on the Participant’s account balance under the Prior Plan for the period between the former employee’s Separation from Service and the date or dates, as the case may be, on which the account balance (or portion thereof) should have been made, but for the Creditor Protection Proceedings. However, no interest shall be paid, with respect to any benefit payments that were suspended, missed or delayed as a result of the Creditor Protection Proceedings.
     (b) An individual who is employed with an Employer on the Effective Date and who becomes a Participant pursuant to Section 3.2(a) shall have the Reinstated Amount credited to his Account as an opening balance. The Reinstated Amount for such employed Participant shall receive Interest or adjustments as provided in Article 5.
     4.2 Excess Canadian Contributions. Each Plan Year, the Employer shall credit Excess Canadian Contributions to the Account of each Eligible Canadian Employee described in Section 3.1(b) in an amount equal to the difference between (i) 10.5% of the Canadian Participant’s Compensation, and (ii) the amount contributed to the Canadian Participant’s account under the Tax Qualified Plan for such Plan Year as a company contribution. The intent of the foregoing is to provide such Eligible Canadian Employee with a total such contribution equal to 10.5% of the Canadian Participant’s Compensation between the Tax Qualified Plan and this Plan.
     4.3 Excess U.S. Matching Contributions. Each Plan Year, the Employer shall credit Excess U.S. Matching Contributions to the Account of each Eligible U.S. Employee described in Section 3.1(c) in an amount that would have been contributed to the U.S. Participant’s account under the Tax Qualified Plan pursuant to its terms, but which could not be contributed to the U.S. Participant’s account in the Tax Qualified Plan due to the application of Code limitations. Excess U.S. Matching Contributions shall be credited for a Plan Year only if the U.S. Participant elected to make salary deferrals under the Tax Qualified Plan for such Plan Year and is receiving a matching contribution thereunder. For such Plan Year, Excess U.S. Matching Contributions shall be credited to the U.S. Participant’s Account after he receives the maximum match to which he could receive under the Tax Qualified Plan based on his salary deferral elections thereunder and subject to such other limitations set forth in the Tax Qualified Plan. In the event that matching contributions are not made available under the Tax Qualified Plan, then no Excess U.S. Matching Contributions shall be credited under the Plan.
     4.4 Excess U.S. Automatic Company Contributions. Each Plan Year, the Employer shall credit Excess U.S. Automatic Company Contributions to the Account of each Eligible U.S. Employee described in Section 3.1(c) in an amount equal to the difference between (i) 6.5% of the U.S. Participant’s Compensation and (ii) the amount contributed to the U.S. Participant’s account under the Tax Qualified Plan for such Plan Year as an automatic company contribution. The intent of the foregoing is to provide such Eligible U.S. Employee with a total such contribution equal to 6.5% of the U.S. Participant’s Compensation between the Tax Qualified Plan and this Plan.
     4.5 Employer Contributions. Each Plan Year, the Employer shall credit Employer Contributions to the Account of each Eligible Employee described in Section 3.1(d) as follows: (i) for the Chief Executive Officer of the Company, in an amount equal to 12% of his Compensation; and (ii) for all other eligible Participants, in an amount equal to 10% of their Compensation.
     4.6 Contributions During Period of Disability.
     (a) With respect to a Canadian Participant who becomes eligible for short-term and/or long-term disability benefits under his Employer’s plan, the Employer shall continue to credit Excess Canadian Contributions and/or Employer Contributions, as applicable, under the Plan on behalf of the Canadian Participant for his period of disability. All such contributions shall be based on the Canadian Participant’s Compensation immediately before the Canadian Participant’s entitlement to benefits under the short-term or long-term disability plan.
     (b) With respect to a U.S. Participant who becomes eligible for short-term disability benefits under his Employer’s plan, the Employer shall continue to credit Excess U.S. Contributions and/or Employer Contributions, as applicable, under the Plan on behalf of the U.S. Participant for his period of short-term disability. If such U.S. Participant (i) becomes eligible for long-term disability benefits under his Employer’s plan, (ii) is not Disabled within the meaning of the Plan, (iii) has not incurred a Separation from Service and (iv) continues to be eligible for and receives automatic company contributions under the Tax-Qualified Plan, the Employer shall continue to credit Excess U.S. Automatic Company Contributions under the Plan. All such contributions shall be based on the U.S. Participant’s Compensation immediately before the U.S. Participant’s entitlement to benefits under the short-term or long-term disability plan. If such U.S. Participant becomes (i) eligible for long-term disability benefits, (ii) is not Disabled within the meaning of the Plan, (iii) has not incurred a Separation from Service and (iv) is not eligible for automatic company contributions under the Tax-Qualified Plan, then no further Excess U.S. Automatic Company Contributions shall be credited under the Plan on such Participant’s behalf. In the event the U.S. Participant becomes Disabled or incurs a Separation from Service, then distribution shall be made as described in Article 7, regardless of whether the U.S. Participant continues to be eligible for automatic company contributions under the Tax Qualified Plan.
ARTICLE 5
ACCOUNTS
     5.1 Accounts. An Account shall be established for each Participant to reflect any Reinstated Amounts, Excess U.S. Contributions, Excess Canadian Contributions and Employer Contributions, as applicable, together with any Interest in accordance with Section 5.2 or any adjustments for gains or losses due to investment experience in accordance with Section 5.3, as applicable. Separate sub-accounts may be established for each type of contribution under the Plan. Excess U.S. Contributions, Excess Canadian Contributions and Employer Contributions shall be credited to a Participant’s Account as of the end of each payroll period. Following the close of each Plan Year, the Plan Administrator shall perform an annual reconciliation of each Participant’s Account and make any necessary adjustments to a Participant’s Account. The Accounts are established solely for bookkeeping purposes to track contributions and any income adjustments thereto that are credited on the Participant’s behalf. The Accounts shall not be used to segregate assets for payment of any amounts contributed or allocated under the Plan and no Employer shall be obligated to make any actual contributions to the Accounts or actual investment on behalf of a Participant.
     5.2 Interest. Each Canadian Participant’s Account shall be credited with Interest (i) on the value of the Account as of the end of the prior Plan Year at a rate equal to the average rate of return on the balanced funds offered in the Tax Qualified Plan during the Plan Year and (2) on the Excess Canadian Contributions made during the Plan Year at such rate divided by two, unless the Plan Administrator, in its discretion, determines an alternative rate. For the Plan Year in which the Canadian Participant incurs a Separation from Service, his Account shall be credited with Interest on the value of the Account as of his Separation from Service date at a rate equal to the average rate of return on the balanced funds offered in the Tax Qualified Plan for the period beginning on the first day of such Plan Year through his Separation from Service date. U.S. Participants shall not be eligible for Interest under the Plan.
     5.3 Investment. The Plan Administrator shall make available one or more investment funds in which amounts credited to each U.S. Participant’s Account shall be deemed invested, in accordance with the U.S. Participant’s directions. The investment funds shall be the same as those offered under the Tax Qualified Plan, except for any self-directed brokerage option that is or may be made available under the Tax Qualified Plan. The Plan Administrator may offer any other investment options in its discretion. Any such directions shall be effective only in accordance with such rules as the Plan Administrator may establish and applicable federal and state law. If a U.S. Participant does not make investment elections with respect to amounts credited to his Account, such amounts shall be deemed invested in such investment fund as the Plan Administrator may direct. Canadian Participants shall not have investment options under the Plan.
     (a) A U.S. Participant shall make his investment fund selections at such time and in such manner as permitted by the Plan Administrator, which may include telephone or electronic delivery. Investments must be made in whole percentages. A U.S. Participant may change his investment elections at any time, or may reallocate amounts invested among the investment funds available under the Plan.
     (b) Any account maintenance fees and expense charges for transactions performed for each U.S. Participant’s Account shall be charged to the U.S. Participant’s Account. Other Plan charges and administrative expenses shall be paid by the Employer.
     5.4 Statements. At least annually, the Plan Administrator (or its designee) shall provide the Participant with a statement of such Participant’s Account reflecting the Interest or income, gains and losses (realized and unrealized), as applicable, and distributions with respect to such Account, since the prior statement.
ARTICLE 6
VESTING
     6.1 Vesting Schedules
     (a) Canadian Participants. Subject to Section 6.2 and the Participant’s continued employment with the Employer, a Canadian Participant shall become fully vested and have a nonforfeitable right to any amounts credited to the Canadian Participant’s Account, adjusted for Interest, as provided below:

Vested Percentage	Age
50%	Younger than 55

70%	55

80%	56

90%	57

100%	58

     If a Canadian Participant incurs a Separation from Service with the Employer after attaining age 55 but before attaining age 58, the specific vesting percentage will be interpolated and rounded to the closest month of age. Subject to Section 6.2, if the Participant incurs a Separation from Service before attaining age 58, all unvested amounts credited to the Participant’s Account, and any Interest credited thereon, shall be forfeited.
     (b) U.S. Participants. Subject to Section 6.2 and the Participant’s continued employment with the Employer, a U.S. Participant shall become fully vested and have a nonforfeitable right to any amounts credited to the U.S. Participant’s Account, adjusted for income, gains and losses attributable thereto, upon the completion of three Years of Service. Notwithstanding any other provisions of the Plan to the contrary, if a U.S. Participant has any Reinstated Amounts that were contributed as excess matching contributions under the Prior Plans before January 1, 2009, the U.S. Participant has a fully vested and nonforfeitable right to such Reinstated Amounts.
     Subject to Section 6.2, if the U.S. Participant incurs a Separation from Service before completing three Years of Service with the Employer, all amounts credited to the U.S. Participant’s Account as an Excess U.S. Contribution and/or Employer Contribution, and any income or gain attributable thereto, shall be forfeited.
     6.2 Accelerated Vesting. Under certain circumstances, a Participant shall become vested and have a nonforfeitable right to all or a portion of any Reinstated Amounts, Excess Canadian Contributions, Excess U.S. Contributions and Employer Contributions credited to the Participant’s Account, adjusted for Interest Credits or income, gains and losses attributable thereto, as applicable, pursuant to an accelerated vesting schedule, as provided below. Except as otherwise provided in a Participant’s employment or other individual agreement, if any, “cause” for purposes of this Section 6.2 shall be determined by the Company in its sole discretion.
     (a) Canadian Participants. A Canadian Participant shall become fully vested in any Reinstated Amounts, Excess Canadian Contributions and Employer Contributions credited to the Canadian Participant’s Account, including any Interest Credits added thereto, to the extent not already fully vested, if the Canadian Participant incurs a Separation from Service due to death or to an involuntary termination by the Employer without cause.
     (b) U.S. Participants. For any Reinstated Amounts, Excess U.S. Contributions and Employer Contributions credited to a U.S. Participant’s Account, if a U.S. Participant incurs a Separation from Service due to an involuntary termination by the Employer without cause, death or Disability before the U.S. Participant becomes vested in any such contributions, then the U.S. Participant shall become vested in a prorata portion of such contributions, if any, adjusted for income, gains and losses attributable thereto. Such prorata portion shall be determined by multiplying any such contributions by a fraction, the numerator of which is the U.S. Participant’s number of completed months of service with the Employer, and the denominator of which is 36.

     6.3 Forfeitures. Notwithstanding any provision in the Plan to the contrary, the following shall apply:
     (a) If a Canadian Participant is terminated for “cause,” then any Excess Canadian Contributions and Employer Contributions credited to his Account (and any Interest credited thereon) shall be forfeited, regardless of the extent to which such contributions are vested before the date of his Separation from Service.
     (b) If a U.S. Participant voluntarily Separates from Service with the Employer before attaining age 55, 50% of the aggregate amount of any Reinstated Amounts, Excess U.S. Contributions and Employer Contributions credited to his Account (and any income or gain attributable thereto) shall be forfeited, regardless of whether he completed three Years of Service with the Employer before the date of his Separation from Service. The foregoing shall not apply to any Reinstated Amounts that were credited as excess matching contributions under the Prior Plans before January 1, 2009.
ARTICLE 7
DISTRIBUTION OF ACCOUNTS
     7.1 Timing of Distribution.
     (a) If a Participant is a former employee described in Section 3.2(a) whose Account is only credited with Reinstated Amounts, such Reinstated Amounts shall be paid as soon as administratively possible following Emergence.
     (b) Subject to Article 8, distribution of the vested portion of an Account shall be made on the earliest to occur of:
     (i) the date set forth in Section 7.2 with respect to the Participant’s Separation from Service;
     (ii) the date set forth in Section 7.3 with respect to the Participant’s death; or
     (iii) the date set forth in Section 7.4 with respect to the U.S. Participant’s Disability.
     Notwithstanding any other provision of the Plan to the contrary, in no event shall the distribution of a U.S. Participant’s Account be accelerated to a time earlier than it would otherwise have been paid, whether by amendment of the Plan, exercise of the Plan Administrator’s discretion or otherwise, except as permitted by the Treasury Regulations issued pursuant to Code Section 409A.
     7.2 Benefits Upon Separation from Service. Upon a Participant’s Separation from Service for any reason other than death or Disability, the balance of the Participant’s Account shall be paid in two installments as follows, subject to any reasonable administrative delays in the processing of payment:

     (a) One-half of the Participant’s Account (determined as of his Separation from Service) shall be paid as of the first day of the seventh month following the Participant’s Separation from Service; and
     (b) The remaining portion of the Participant’s Account shall be paid the first day of the month coincident with or following the one-year anniversary date of the Participant’s Separation from Service.
If the Participant is a Canadian Participant, following the crediting of Interest for the Plan Year in which his Separation from Service occurs (as described in Section 5.2), Interest as described in 5.2 shall cease to be credited upon his Separation from Service. In lieu thereof, interest at the one-year Canadian Deposit Offered Rate (or other rate in Canada that is equivalent to the LIBOR rate as described below for U.S. Participants) as in effect on the last day of the month preceding the Canadian Participant’s Separation from Service date shall be credited to the Canadian Participant’s Account from the Separation from Service date to the date of payment.
If the Participant is a U.S. Participant, the right to invest the balance of his Account shall cease upon his Separation from Service. In lieu thereof, interest at the one-year LIBOR rate published in the Wall Street Journal and in effect as in effect on the last day of the month preceding the U.S. Participant’s Separation from Service date shall be credited to the U.S. Participant’s Account from the Separation from Service date to the date of payment.
     7.3 Benefits Upon Death. Upon the Participant’s death, the Participant’s Beneficiary shall be paid a benefit equal to the remaining balance in the Participant’s Account as of his date of death in a lump sum payment. Payment shall be made following the date of the Participant’s death; provided, however, that payment shall not be made later than the end of the calendar year in which the Participant’s death occurs or, if later, the 15th day of the third month following the date of the Participant’s death.
     7.4 Benefits Upon Disability. A U.S. Participant shall receive the balance of his Account in a lump sum payment upon incurrence of a Disability. The U.S. Participant’s Account shall be valued as of the date of Disability as determined by the Social Security Administration, and payment shall be made following such date, but no later than the end of the calendar year following the date of Disability or, if later, the 15th day of the third month following the date of Disability.
     7.5 Right of Offset.
     (a) Canadian Participants. The Company and any Employer shall have the right to offset any amounts payable to a Canadian Participant under the Plan to reimburse the Company, or any of its subsidiaries or affiliates, for liabilities or obligations of the Canadian Participant to the Company or such subsidiary or affiliate, including any amounts misappropriated by the Canadian Participant.
     (b) U.S. Participants. The Company and any Employer shall have the right to offset any amounts payable to a U.S. Participant under the Plan to reimburse the Company, or any of its subsidiaries or affiliates, for liabilities or obligations of the U.S. Participant to the Company or such subsidiary or affiliate if the following conditions are met:

     (i) the liabilities or obligations of the Participant to the Employer were incurred in the ordinary course of the service relationship between the Participant and the Employer;
     (ii) the entire amount to be offset does not exceed $5,000 in any taxable year of the Participant; and
     (iii) the offset is made at the same time and in the same amount as the liabilities or obligations otherwise would have been due and collected from the Participant.
     7.6 Taxes. Income taxes and other taxes payable with respect to an Account shall be deducted from amounts paid under the Plan. All taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld. With respect to U.S. Participants, the Plan Administrator shall have the discretion to make a distribution, or accelerate the time or schedule of payment, from a U.S. Participant’s Account if payment is required for:
     (a) FICA, FUTA and/or the corresponding withholding provisions of applicable state and local taxes with respect to compensation deferred under the Plan. Any such distribution shall not exceed the aggregate of such tax withholding and shall reduce the U.S. Participant’s Account balance to the extent of such distributions; or
     (b) payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan and FUTA resulting from such payment. Any such payment shall not exceed the amount of such taxes due as a result of Plan participation.
     7.7 Additional Discretion to Accelerate Distribution.
     (a) With respect to Canadian Participants, the Plan Administrator shall have the discretion to accelerate the time or schedule of payment under the Plan, subject to any restrictions or requirements under applicable Canadian law.
     (b) With respect to U.S. Participants only, the Plan Administrator shall have the discretion to accelerate the time or schedule of payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.
     (c) With respect to U.S. Participants only, the Plan Administrator shall have the discretion to require a mandatory lump sum payment of a U.S. Participant’s Account balance up to the Code Section 402(g)(1)(B) limit in effect at the time of payment provided that the payment results in the termination and liquidation of the entirety of the U.S. Participant’s interest under the Plan (as determined in accordance with plan aggregation rules set forth in Code Section 409A and Treasury Regulations promulgated thereunder).

ARTICLE 8
NON-COMPETE AND CONFIDENTIALITY PROVISIONS
     8.1 Non-Competition. Notwithstanding anything herein contained to the contrary, for Participants who are Grade 40 or above upon their date of Separation from Service, no amount of benefit shall be payable or continued to be paid pursuant to this Plan in the event that during his employment with the Employer or during a period of 12 months following his termination of employment or retirement, the Participant, directly or indirectly, without the consent of AbitibiBowater Inc.:
     (a) engages in or becomes interested, whether on his own account or in conjunction with or on behalf of any other person, and whether as an employee, director, officer, partner, principal, agent, advisor, financial backer, shareholder (except as a passive investor in a public company), or in any other capacity whatsoever, in a North American business which may fairly be regarded as being in competition with the Business of AbitibiBowater (as defined below); or
     (b) assists financially or in any manner whatsoever any person, firm, association or company, whether as principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public company), or in any capacity whatsoever to enter into, develop, carry on or maintain a North American business, which may fairly be regarded as being in competition with the Business of AbitibiBowater.
     For the purposes of this Plan, “Business of AbitibiBowater” means the manufacture, sale and/or dealing in newsprint, commercial printing papers, market pulp and wood products, as well as research into, development, production, manufacture, sale, supply, import, export or marketing of any product which is the same or similar to or competitive with any product researched, developed, produced, manufactured, sold, supplied, imported, exported or marketed by AbitibiBowater or by any of its subsidiaries and affiliates in the context of the above described activities as of the date of the Participant’s Separation from Service.
     8.2 Confidentiality. Notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this Plan in the event that during his employment with the Employer or at any time thereafter, the Participant discloses any trade secrets or other Confidential Information (as defined below) with regard to the Business of AbitibiBowater at any time, directly or indirectly, to any third party or otherwise use such Confidential Information for his or their own benefit or the benefit of others for a period of 5 years following the date of the Participant’s Separation from Service. “Confidential Information” means all valuable and/or proprietary information in any form belonging to or pertaining to AbitibiBowater and its subsidiaries, affiliates, customers and vendors, that would be useful to AbitibiBowater’s competitors or otherwise damaging to AbitibiBowater (or its subsidiaries or affiliates) if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of AbitibiBowater’s (or subsidiaries or affiliates) customers or potential customers, their purchasing histories, and the terms or proposed terms upon which it or they offer or may offer its products and services to such customers, (ii) the identity of any of AbitibiBowater’s or its subsidiaries’ or affiliates’ vendors or potential vendors, and the terms or proposed terms upon which it or they may purchase products and services from such vendors, (iii) technology and methods used their products and services or planned products and services,

(iv) the terms and conditions upon which AbitibiBowater (or its subsidiaries and affiliates) employs its employees and contracts with independent contractors, (v) marketing and/or business plans and strategies, and (vi) financial reports and analyses regarding AbitibiBowater’s revenues, expenses, profitability and operations. However, Confidential Information does not include information which is or becomes generally available to the public other than as a result of disclosure by the Participant.
     8.3 Non-Solicitation. Notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this Plan in the event that during his employment with the Employer or for a period of 12 months following the date of the Participant’s Separation from Service, except with the Company’s prior written consent, the Participant, on his own or in conjunction with or on behalf of any other person, directly or indirectly, solicits, assists in soliciting, accepts, or facilitates the acceptance of business (which may fairly be regarded as being in competition with the Business of AbitibiBowater) of any person (i) to whom AbitibiBowater or its subsidiaries or affiliates has supplied goods or services at any time before the date of Separation from Service or (ii) with whom AbitibiBowater or its subsidiaries or affiliates has had any negotiations or discussions regarding the possible supply of goods or services before the date of Separation from Service.
     8.4 Non-Disparagement. Further, notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this Plan in the event that during his employment with the Employer or at any time thereafter the Participant, directly or indirectly, disparages, defames or speaks negatively about AbitibiBowater or any of its subsidiaries, affiliates, customers or related entities, or its products and services, or if the Participant disparages, subverts, discloses or discusses any detail or aspect of the professional careers or personal lives of any director, officer or employee of AbitibiBowater or its subsidiaries or affiliates for any reason whatsoever, except as may be required by law.
ARTICLE 9
PLAN ADMINISTRATION
     9.1 Plan Administration and Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary, deceased Participant or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that the Eligible Employee, Participant or Beneficiary is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual serving as Plan Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Company, the Employer or a trustee (if any).

     9.2 Powers, Duties, Procedures. The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties and shall follow such claims and appeal procedures with respect to the Plan (subject to the requirements of Section 9.5) as the Plan Administrator may establish. The Plan Administrator or individuals acting on its behalf shall receive reimbursement for any reasonable business expense incurred in the performance of the foregoing duties.
     9.3 Information. To enable the Plan Administrator to perform its functions, the Company and the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, Separation from Service, Disability and such other pertinent facts as the Plan Administrator may require.
     9.4 Indemnification of Plan Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer or employee who serves as Plan Administrator (including any such individual who will have served as Plan Administrator of the Plan) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Company in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
     9.5 Claims Procedure. A Participant or Beneficiary shall have the right to file a claim, inquire if he has any right to benefits and the amounts thereof or appeal the denial of a claim.
     (a) Initial Claim. A claim shall be considered as having been filed when a written communication is made by the Participant, Beneficiary or his authorized representative to the attention of the Plan Administrator (the “claimant”). The Plan Administrator shall notify the claimant in writing within 90 days after receipt of the claim if the claim is wholly or partially denied. If an extension of time beyond the initial 90-day period for processing the claim is required, written notice of the extension shall be provided to the claimant before the expiration of the initial 90-day period. In no event shall the period, as extended, exceed 180 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision. Written claims for benefit payments must be made within twelve months of the later of the Participant’s retirement or termination of employment for any reason or the Effective Date of the Plan. A claim shall be considered untimely filed and denied if received more than twelve months from such later date.
     (b) Content of Denial. Notice of a wholly or partially denied claim for benefits shall be in writing in a manner calculated to be understood by the claimant and shall include:
     (i) the reason or reasons for denial;
     (ii) specific reference to the Plan provisions on which the denial is based;

     (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (iv) an explanation of the Plan’s claim appeal procedure, including a statement of the claimant’s right, if applicable, to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
     (c) Right to Review. If a claim is wholly or partially denied, the claimant may file an appeal requesting the Plan Administrator to conduct a full and fair review of his claim. An appeal must be made in writing no more than 60 days after the claimant receives written notice of the denial. The claimant may review or receive copies, upon request and free of charge, any documents, records or other information that the Plan Administrator determines relevant; provided that, for a claimant who is a U.S. Participant, “relevant” has the meaning set forth in U.S. Department of Labor Regulation Section 2560.503-1(m)(8). The claimant may also submit written comments, documents, records and other information relating to his claim. The Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. The decision of the Plan Administrator regarding the appeal shall be given to the claimant in writing no later than 60 days following receipt of the appeal. However, if the Plan Administrator, in its sole discretion, grants a hearing, or there are special circumstances involved, the decision shall be given no later than 120 days after receiving the appeal. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant before the commencement of the extension. The decision shall be written in a manner calculated to be understood by the claimant and include:
     (i) specific reasons for the decision;
     (ii) specific references to the pertinent Plan provisions on which the decision is based;
     (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the claimant’s claim; and
     (iv) if applicable, a statement of the claimant’s right, if applicable, to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits.
     (d) Form of Notice and Decision. Any notice or decision by the Plan Administrator under this Section 9.5 may be furnished electronically, and for U.S. Participants, in accordance with U.S. Department of Labor Regulation Section 2520.104b-1(c)(i), (iii) and (iv).
     (e) Exhaustion of Administrative Remedy. Notwithstanding any provision in the Plan to the contrary, no employee, Participant or Beneficiary may bring any legal or administrative claim or cause of action against the Plan, the Plan Administrator or the Employer in court or any other venue until the employee, Participant or Beneficiary has exhausted its administrative remedies under this Section 9.5.
     (f) Statute of Limitations. Notwithstanding any provision in the Plan to the contrary, a Participant, Spouse or other beneficiary must file any written claim for benefits with the Plan Administrator within one year from the date on which the Participant, Spouse or other beneficiary knows, or with the exercise of reasonable diligence would know, of the basis for the claim, but, in the case of a claim based upon an alleged error in the amount of benefits, in no event later than one year from the date on which the first allegedly mistaken payment is made. Any written claim submitted to the Plan Administrator after such date shall be void and denied as untimely. Further, in order for a claimant to initiate any action for any benefit under the Plan before any court or before any administrative agency or quasi-judicial tribunal, such claimant must have first filed a claim for such benefit and requested review of any adverse decision on such claim in accordance with this Section and any procedures established by the Plan Administrator pursuant to this Section. Any such action must be initiated not more than 180 days after receipt of an adverse claim decision on review, except as otherwise required by applicable law.
     (g) Suspension of Payment. If the Plan Administrator is in doubt concerning the entitlement of any person to any payment claimed under the Plan, the Employer may suspend payment until satisfied as to the person’s entitlement to the payment. Notwithstanding the foregoing, no Participant or Beneficiary may bring a claim for Plan benefits to arbitration, court or through any other legal action or process until the administrative claims process of this Section 9.5 has been exhausted.
ARTICLE 10
AMENDMENT AND TERMINATION
     10.1 Authority to Amend and Terminate.
     (a) The Plan reserves to the Plan Administrator the right to amend or terminate the Plan at any time, without notice, subject to Section 10.2. Any amendment or termination of the Plan shall be effected by resolution of the Plan Administrator. Except as provided in paragraph (b), Account balances shall be maintained under the Plan until such amounts would otherwise have been distributed in accordance with the terms of the Plan.
     (b) Upon termination of the Plan, the Plan Administrator reserves the discretion to accelerate distribution of the Accounts of Participants, provided that any acceleration of distribution for U.S. Participants must be in accordance with regulations promulgated by the Department of Treasury under Code Section 409A.
     10.2 Existing Rights. No amendment or termination of the Plan shall materially adversely affect the rights of any Participant with respect to amounts that have been credited to his Account and are vested before the effective date of such amendment or termination. Notwithstanding the foregoing, the Plan Administrator may amend the Plan as necessary to address changes in applicable law in order to assure that amounts contributed to the Plan are not subject to federal income tax before distribution or withdrawal.

ARTICLE 11
MISCELLANEOUS
     11.1 No Funding. The Company intends that the Plan constitute an “unfunded” plan for tax purposes. The Company may, but shall have no obligation to, authorize the creation of trusts and deposit therein cash or other property, or make other arrangements to meet the payment obligations under the Plan. Such trusts or other arrangements, if established, shall be consistent with the unfunded status of the Plan.
     11.2 General Creditor Status. The Plan constitutes a mere promise by the Company and an Active Participant’s respective Employer to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors solely of the Employer employing the Participant. An Active Participant’s Employer shall be principally liable for payment of the Active Participant’s Retirement Benefits under the Plan, and AbitibiBowater Inc. shall be secondarily liable for payment. AbiBow US Inc. or AbiBow Canada Inc. shall be respectively principally liable for payment of the Reinstated Amounts payable to former U.S. and Canadian employees, and AbitibiBowater Inc. shall be secondarily liable for payment. Nothing in the Plan shall be construed to give any employee or any other person rights to any specific assets of the Employer, the Company or of any other person.
     11.3 No Assignment. Plan benefits, payments or proceeds shall not be subject to any claim of any creditor of any Participant or Beneficiary and shall not be subject to attachment or garnishment or other legal process. Participant Accounts or benefits payable may not be assigned, pledged or encumbered in any manner, and any attempt to do so shall be void.
     11.4 Notices and Communications. All notices, statements, reports and other communications from the Plan Administrator to any employee, Participant, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when personally delivered to, when transmitted via facsimile or other electronic media or when mailed overnight or by first-class mail, postage prepaid and addressed to, such employee, Participant, Beneficiary or other person at his last known address on the Employer’s or Company’s records. All elections, designations, requests, notices, instructions and other communications from a Participant, Beneficiary or other person to the Plan Administrator required or permitted under the Plan shall be in such form as is prescribed from time to time by the Plan Administrator, and shall be mailed by first-class mail, transmitted via facsimile or other electronic media or delivered to such location as shall be specified by the Plan Administrator. Such communication shall be deemed to have been given and delivered only upon actual receipt by the Plan Administrator at such location.
     11.5 Limitation of Participant’s Rights. Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or to interfere, in any way, either with the Employer’s right to terminate the employment of an Eligible Employee at any time, with or without cause, or to modify the Base Salary or Incentive Award of any Eligible Employee.
     11.6 Participants Bound. Any action with respect to the Plan taken by the Plan Administrator or a trustee (if any) or any action authorized by or taken at the direction of the

Plan Administrator, the Employer or a trustee (if any) shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.
     11.7 Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and a trustee (if any) under the Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Plan Administrator, the Employer or a trustee (if any) to follow the application of such funds.
     11.8 Governing Law and Severability. With respect to U.S. Participants, the Plan shall be construed, administered and governed in all respects under and by the laws of the State of Delaware to the extent not preempted by ERISA. With respect to Canadian Participants, the Plan shall be construed, administered and governed in all respects under and by the laws of Quebec. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
     11.9 Currency. Contributions credited to and payments made under the Plan shall be determined in the same currency in which a Participant’s receives his Base Salary.
     11.10 Headings. Headings and subheading in the Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
* * *
IN WITNESS WHEREOF, the undersigned officer of AbitibiBowater Inc. has executed this document pursuant to Resolutions adopted by AbitibiBowater Inc. on December 9, 2010.

ABITIBIBOWATER INC.
By:	/s/ Richard Garneau
Richard Garneau
Its:	President and Chief Executive Officer

EXHIBIT A
     The following individuals are active employees of the Employer on the Effective Date who satisfy the requirements of Section 3.1(a) and are entitled to payment of Reinstated Amounts, as identified below.

EXHIBIT B
     The following individuals are former employees of the Employer and beneficiaries of deceased employees on the Effective Date who satisfy the requirements of Section 3.1(a) and are entitled to payment of Reinstated Amounts, as identified below.